Code of Ethics

Guiding Principles & Standards of Conduct

All Employees of SLS will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees.  The following set of principles frame the professional and ethical conduct that SLS expects from its Employees and consultants:

●
Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

●	Place the integrity of the investment profession, the interests of clients, and the interests of SLS above one’s own personal interests;
●	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
●	Avoid any actual or potential conflict of interest;
●	Conduct all personal securities transactions in a manner consistent with this policy;
●
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

●	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;
●	Promote the integrity of, and uphold the rules governing, capital markets;
●	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
●	Comply with applicable provisions of the federal securities laws.

SLS HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH IN THIS CODE OF ETHICS.  IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

1.	Personal Security Transaction Policy

Employees are permitted to purchase securities in Exempt Securities (defined  below) without pre-clearance. Exempt Securities include transactions in unaffiliated open-end investment companies registered under the Investment Company Act of 1940 (the “Company Act”), securities that are direct obligations of the United States Government or any municipality within the United States, interests in unregistered funds managed by SLS.

Pre-Clearance Procedures

All Employees must have written clearance (See Attachment B – Trade Preclearance Form) for all personal securities transactions in Reportable Securities (as defined below) before completing the transactions.  Pre-clearance must be obtained from either of the Portfolio Managers and is good until 4PM ET same day. Or in the case that pre-clearance is obtained after market close, the pre-clearance is good until 4PM ET the next day.  SLS reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.  If the trade ticket is a limit order and is not filled by the end of the day then the trade must be cancelled.  Employees still wanting to trade in this particular security will have to fill out another trade ticket the following day.

Employees must generally hold positions in Reportable Securities for a period of 30 days. Exceptions to this holding period policy may be granted on a case-by-case basis (e.g., stop loss) by the CCO in writing.

Reportable and Exempt Securities

SLS requires Employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security (i.e., a Reportable Security), except that it does not include:

●	Direct obligations of the Government of the United States;
●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares issued by open-end funds other than Reportable Funds; and
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies.  However, ETFs are Reportable Securities and are subject to the reporting requirements contained in SLS’ Personal Securities Transactions policy.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

●
Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

●	Employees’ interests as a general partner in securities held by a general or limited partnership; and
●	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

●	Ownership of securities as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;
●	Ownership of a vested beneficial interest in a trust; and
●	An Employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

Investments in Limited Offerings and IPOs

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval in order to preclude any possibility of their profiting improperly from their positions on behalf of a client.  SLS shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a client); and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security.  A record of such approval shall be kept on file.  SLS may request a copy of any offering materials (subscription agreement, etc.) associated with the Limited Offering.  FINRA Rule 5130 prohibits FINRA members and associated persons from selling new issues to any account in which a "restricted person" has a beneficial interest. Any person who has authority to buy or sell securities for an investment adviser is a restricted person under the FINRA Rule 5130.  Accordingly, SLS prohibits anyone associated with research, trading and portfolio management from purchasing any new issues.

Please refer to Attachment A for a copy of the Limited Offering and IPO Request and Reporting Form.

With regard to an Employee’s prospective investment in a limited offering sponsored by SLS or an affiliate of SLS, such Employee shall not be required to obtain pre-approval from the CCO for an  investment or subscription to such affiliated limited offering.  Rather, the execution of a subscription document shall serve as evidence of SLS’ pre-approval of Employee’s investment in the affiliated limited offering.  All subsequent investments in such affiliated limited offering(s) that do not require the execution of additional subscription agreements do however require pre-approval of CCO via the aforementioned Limited Offering and IPO Request and Reporting Form.

Reporting

Each Employee of SLS shall submit the following reports to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect

Beneficial Ownership except for exempt transactions, i.e., purchase of unaffiliated open end investment companies and obligations of the US government.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest.  Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security).  Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

To fulfill quarterly reporting obligations, Employees must provide the CCO with duplicate account statements.  The CCO must receive all such statements within 30 days of the end of each calendar quarter.  Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported separately.

Initial and Annual Holdings Reports

New Employees are required to report all of their personal securities holdings and securities accounts to SLS not later than 10 days after the commencement of their employment.  The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code.

Existing Employees are required to provide SLS with a complete list of securities holdings on an annual basis, or on or before February 14th (as determined by SLS) of each year.  The report shall be current as of December 31st , which is a date no more than 45 days from the final date the report is due to be submitted.  In addition each employee will provide SLS with a copy of any 1099’s they receive for their brokerage accounts.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee's direct or indirect benefit; and (c) the date the Employee submits the report.  In the event that Employee submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, Employee must be certain that such statements include the information listed above.

Exceptions from Reporting Requirements

An Employee is not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the Employee had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control), and 2) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.  The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions.  In addition, from time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis.

Trading and Review

If SLS discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions. This meeting shall help SLS to determine the appropriate course of action.

Reporting Violations and Remedial Actions

SLS takes the potential for conflicts of interest caused by personal investing very seriously.  As such, SLS requires its Employees to promptly report any violations of the Code of Ethics to the CCO.  SLS’ management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of SLS’ Personal Security Transaction Policy is determined to have occurred,  the  CCO may impose sanctions and take such other actions as he deems appropriate,  including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading  rights or  suspension  of  employment  (with or  without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing.  All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.  Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

Responsibility

The CCO will be responsible for administering the Code of Ethics.  All questions regarding the policy should be directed to the CCO.  All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment.

If the CCO determines that a material violation of the Code of Ethics has occurred, the CCO will promptly report the violation, and any associated action(s), to SLS’s senior management. In turn, SLS will report its findings to the mutual fund’s board of trustees pursuant to Rule 17j-1 under the Company Act. On a quarterly basis, SLS will be responsible for summarizing all material violations of the Code of Ethics on a quarterly basis to the mutual fund’s CCO; including the nature of the violation, actions to resolve, any corrective actions taken to prevent re-occurrence, and if the Employee is involved in investment management, research or trading for the mutual fund.

In the event of a material change to the Code of Ethics, the CCO shall inform each mutual fund’s CCO of such change and ensure that the change is approved by each mutual fund’s board of trustees no later than six months after the change is adopted.

On an annual basis, SLS will complete an annual certification of compliance with 17j-1.

Attachment A

Limited Offering & IPO Request and Reporting Form

Name of Issuer:

Type of Security:

Public Offering Date:
(For proposed IPO investments only)

By signing below, I certify and acknowledge that I am not investing in this limited offering or IPO to profit improperly from my position as an SLS Employee.

Furthermore, by signing below, I certify that I have read the SLS Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy.  I understand SLS reserves the right to direct me to rescind a trade even if approval is granted.  I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.  I have provided all offering materials related to this proposed investment to the CCO at his request.

Date:	Signature:

Print Name:

_____ Approved	_____ Not Approved	Person Approving ____________

Reasons Supporting Decision to Approve/Not Approve:	________________________________

Attachment B

Trade Pre-clearance Form

Transaction Type:  Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.	I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision: